Exhibit 99.1
American Natural Energy Corporation Announces Third Quarter Drilling Results
Tulsa, Oklahoma, November 17, 2005. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced that it drilled 2 gross (.36 net) wells during the third quarter of 2005. The wells were drilled within ANEC’s ExxonMobil Joint Development project in St. Charles Parish, Louisiana. The first well, the DSCI-92, was completed at vertical depths ranging from 5,650 to 5,770 feet. Gross oil production from the DSCI-92 is currently at a rate of 200 barrels of oil per day. The second well, known as the DSCI-51, was completed at vertical depths ranging from 6,840 to 6,910 feet. A gravel pack has been installed and production testing is underway.
ANEC intends to spud a well, the DSCI-15, on or about November 18. The well is intended to be drilled to a vertical depth of approximately 7,800 feet. ANEC has a 21.25% working interest in this well.
ANEC currently has 18 gross (10.28 net) wells currently producing approximately 140 barrels of oil per day equivalents to its interest.
ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Forward looking statements also include management’s beliefs regarding production to be achieved from producing wells and its plans and expectations regarding further well drilling activities and the results of those activities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of ANEC’s development and exploration activities, including the success of its current well drilling activities. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov/.